Exhibit 5.1

ATIF Holdings Limited Room 3803 Dachong International Centre 39 Tonggu Road Nanshan district, Shenzhen China	D: +44 1534 514000
E: simon.schilder@ogier.com

Ref: SIS/175987.00006

3 November 2020

Dear Sirs

ATIF Holdings Limited (company number 1857285) (the Company)

We are providing this opinion in connection with a prospectus supplement dated 3 November 2020 (the Prospectus Supplement), for the issuance of 4,347,826 ordinary shares, par value of US$0.001 per share (Ordinary Shares), to be sold at a purchase price of US$0.92 per Ordinary Share. The Ordinary Shares will be offered and sold by the Company pursuant to a registration statement on Form F-3, Registration No: 333-239131 (the Registration Statement), filed by the Company with the Securities and Exchange Commission (the Commission), including a base prospectus (the Base Prospectus), and the Prospectus Supplement (together with the Base Prospectus being the Prospectus).

1	Documents Reviewed

We have reviewed copies of the following documents:

1.1	the constitutional documents and public records of the Company obtained from the Registry of Corporate Affairs in the British Virgin Islands (the Registry) on 26 October 2020, as updated by an update search on 3 November 2020;

1.2	the public information revealed from searches (the Court Searches) of the electronic records of the Civil Division and the Commercial Division of the Registry of the High Court and of the Court of Appeal (Virgin Islands) Register, each from 1 January 2000, as maintained on the Judicial Enforcement Management System (JEMS) by the Registry of the High Court of the Virgin Islands on 26 October 2020, as updated by an update search on 3 November 2020,

(each of the searches in 1.1 and 1.2 together, the Public Records);

Ogier Ritter House, Wickhams Cay II PO Box 3170 Road Town, Tortola British Virgin Islands VG1110 T +1 284 852 7300 F +1 284 852 7450 ogier.com	A list of Partners may be inspected on our website

1.3	a registered agent's certificate issued by the Company's registered agent dated 3 November 2020 (the Registered Agent's Certificate);

1.4	the written resolutions of the board of directors of the Company passed on 3 November 2020 (the Resolutions);

1.5	the Securities Purchase Agreement dated 3 November 2020 between the Company and investors listed therein (the Securities Purchase Agreement); and

1.6	the Prospectus dated 3 November 2020, describing, inter alia, the terms of the sale of Ordinary Shares.

2	Assumptions

This opinion is given only as to the circumstances existing on the date hereof and as to British Virgin Islands law in force on this date. We have relied upon the following assumptions, which we have not independently verified:

2.1	all parties to the Securities Purchase Agreement (other than the Company) have the capacity, power and authority to exercise their rights and perform their obligations under such Securities Purchase Agreement;

2.2	the Securities Purchase Agreement has been or, as the case may be, will be duly authorised by or on behalf of all relevant parties (other than the Company);

2.3	copies of documents or records provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate;

2.4	all signatures and seals on all documents are genuine and authentic and in particular that any signatures on the documents we have reviewed are the true signatures of the persons authorised to execute the same;

2.5	the Resolutions remain in full force and effect;

2.6	the accuracy and completeness of the Registered Agent's Certificate as at the date hereof;

2.7	the information and documents disclosed by the searches of the Public Records was and is accurate, up-to-date and remains unchanged as at the date hereof and there is no information or document which has been delivered for registration by any party (other than the Company), or which is required by the laws of the British Virgin Islands to be delivered for registration by any party (other than the Company), which was not included and available for inspection in the Public Records;

2.8	the Company will receive money or money's worth in consideration for the issue of the Ordinary Shares, and none of the Ordinary Shares will be issued for less than their par value;

2.9	there is no contractual or other prohibition or restriction (other than as arising under British Virgin Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Securities Purchase Agreement;

2.10	the Securities Purchase Agreement will be legal, valid, binding and enforceable against all relevant parties in accordance with its terms under the laws of the State of New York and all other relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands);

2.11	the choice of the laws of the State of New York as the governing law of the Securities Purchase Agreement will be made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the British Virgin Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the British Virgin Islands);

2.12	no monies paid to or for the account of the Company in respect of the Ordinary Shares will represent proceeds of criminal conduct or criminal property or terrorist property;

2.13	there is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the laws of the State of New York;

2.14	the issue of the Ordinary Shares will be of commercial benefit to the Company;

2.15	that no other event occurs after the date hereof which would affect the opinions herein stated; and

2.16	no invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any of the Ordinary Shares.

3	Opinion

Based upon, and subject to, the foregoing assumptions and the qualifications, we are of the opinion that the Ordinary Shares, when (i) the board of directors of the Company (the Company's Board) has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; (ii) the issue of such Ordinary Shares has been recorded in the Company's register of members (shareholders); and (iii) the subscription price of such Ordinary Shares (being not less than the par value of the Ordinary Shares) has been fully paid in cash or other consideration approved by the Company's Board, the Ordinary Shares will be duly authorised, validly issued, fully paid and non-assessable.

4	Limitations

We offer no opinion:

(a)	in relation to the laws of any jurisdiction other than the British Virgin Islands (and we have not made any investigation into such laws);

(b)	in relation to any representation or warranty made or given by the Company in the Prospectus Supplement; or

(c)	as to the commerciality of the transactions envisaged in the Prospectus Supplement or, save as expressly stated in this opinion, whether the Prospectus Supplement and the transaction envisaged therein achieve the commercial, tax, legal, regulatory or other aims of the parties to the Prospectus Supplement.

5	Governing Law and Reliance

(a)	This opinion shall be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to the matters expressly stated herein. This opinion is confined to and given on the basis of the laws and practice in the British Virgin Islands at the date hereof.

(b)	This opinion has been prepared for use in connection with the Registration Statement and Prospectus contained therein and is expressed as of the date hereof. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company.

(c)	We hereby consent to the filing of this opinion as an exhibit to the Form 6-K which is incorporated by reference to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Prospectus Supplement, which forms part of the Registration Statement. In the giving of this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Ogier

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